Exhibit 10.1
Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
Tel: (203) 416-5290
Fax: (203) 416-5188
www.cdti.com
June 30, 2010
Mr. Charles W. Grinnell
336 Stamford Ave.
Stamford, CT 06902
Re: Transition Service Agreement
Dear Charles:
     We are writing to confirm our agreement about the transition services you have agreed to provide to Clean Diesel Technologies, Inc. (“CDT”) in connection with the merger of CDT and Catalytic Solutions, Inc. (the “Acquisition”). We greatly appreciate your agreement to work with us through this transition.
     We have agreed that you will receive a transition bonus in the amount of $86,730 (less applicable tax withholdings) so long as you remain employed with the Company through the earlier of (A) the six-month period following the closing of the Acquisition or (B) the date that the Company closes its Bridgeport, Connecticut office. For the sake of clarification, the closing of the Bridgeport office means when that office is no longer actively used as a company facility regardless of whether the lease continues. Additionally, to the extent both parties are interested, we will discuss a potential consulting arrangement that would become effective after the Company closes its Bridgeport, Connecticut office, the terms of which (if any) shall be mutually agreed upon by you and the Company. For clarification, “Company” means CDT or, following the Acquisition, the merged entity or the subsidiary of the merged entity that employs you. In the event that the Acquisition does not occur on or before September 6, 2010 (or such later date as determined by the Company), this Agreement will be void and of no further force and effect as of such date and no transition bonus will be paid.
     This letter agreement represents our entire agreement regarding your transition bonus and cannot be altered except in a written document signed by the Company and you. Also, this transition bonus is in full substitution for any and all retention and severance plans or policies of the Company that may be in effect from time to time. For clarification, this letter agreement does not impact your rights with respect to your stock options or with respect to your accrued vacation. This letter agreement shall be governed by and construed in accordance with the substantive laws of the State of Connecticut.
     Please sign below to confirm your agreement with the terms of this letter agreement. If you have any questions about this letter agreement, please do not hesitate to contact me.

     Charles, on behalf of CDT, I would like to express our gratitude and appreciation for the contributions you have made to CDT since its inception and to thank you again for working with us through this transition.
Sincerely,
/s/ Michael L. Asmussen
Michael L. Asmussen
President & CEO
Acknowledged and Agreed:

/s/ C. W. Grinnell Charles W. Grinnell
Date: 6-30-10